STOCK PURCHASE AGREEMENT


                              BETWEEN

                        HOMEFED CORPORATION


                                AND

                   LEUCADIA NATIONAL CORPORATION





                   Dated as of October 20, 1998

                       TABLE OF CONTENTS

                                                           Page

    I.   DEFINITIONS . . . . . . . . . . . . . . . . . . . .  2

    II.  PURCHASE OF SECURITIES. . . . . . . . . . . . . . .  2
         2.1.  Purchase of Securities. . . . . . . . . . . .  2
         2.2.  Anti-dilution . . . . . . . . . . . . . . . .  2

    III. PURCHASE PRICE AND PAYMENT. . . . . . . . . . . . .  2
         3.1.  Amount of Purchase Price. . . . . . . . . . .  2
         3.2.  Payment of Purchase Price . . . . . . . . . .  3

    IV.  THE COMPANY'S REPRESENTATIONS AND WARRANTIES. . . .  3
         4.1.  Organization. . . . . . . . . . . . . . . . .  3
         4.2.  Due Authorization . . . . . . . . . . . . . .  3
         4.3.  Authorized and Outstanding Shares of Capital
                   Stock . . . . . . . . . . . . . . . . . .  4
         4.4.  Authorization and Issuance of Securities. . .  4
         4.5.  Subsidiary Organizations. . . . . . . . . . .  4
         4.6.  No Other Rights . . . . . . . . . . . . . . .  4
         4.7.  No Conflicts. . . . . . . . . . . . . . . . .  4
         4.8.  No Consents . . . . . . . . . . . . . . . . .  5
         4.9.  Litigation. . . . . . . . . . . . . . . . . .  5

    V.   LUK's REPRESENTATIONS AND WARRANTIES. . . . . . . .  5
         5.1.  Organization. . . . . . . . . . . . . . . . .  5
         5.2.  Due Authorization . . . . . . . . . . . . . .  6
         5.3.  No Conflicts. . . . . . . . . . . . . . . . .  6
         5.4.  LUK's Investment Intention. . . . . . . . . .  6
         5.5.  Access to Data. . . . . . . . . . . . . . . .  7

    VI.  COVENANTS . . . . . . . . . . . . . . . . . . . . .  7
         6.1.  Tax Compliance. . . . . . . . . . . . . . . .  7
         6.2.  Registration Rights . . . . . . . . . . . . .  7

    VII. CONDITIONS PRECEDENT. . . . . . . . . . . . . . . .  7
         7.1.  Conditions Precedent to Obligations of LUK. .  7
         7.2.  Conditions Precedent to Obligations of the
                   Company . . . . . . . . . . . . . . . . .  8

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    VIII.CLOSING . . . . . . . . . . . . . . . . . . . . . .  9
         8.1. Closing Date . . . . . . . . . . . . . . . . .  9
         8.2. Liquidated Damages . . . . . . . . . . . . . .  9
         8.3. Specific Performance . . . . . . . . . . . . . 10

    IX.  SECURITIES LAW MATTERS. . . . . . . . . . . . . . . 10
         9.1.  Legends . . . . . . . . . . . . . . . . . . . 10

    X.   INDEMNIFICATION AND EXPENSES. . . . . . . . . . . . 10
         10.1.  Indemnification by the Company . . . . . . . 10
         10.2.  Indemnification by LUK . . . . . . . . . . . 10

    XI.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . 11
         11.1.  Notices. . . . . . . . . . . . . . . . . . . 11
         11.2.  Binding Effect; Benefits . . . . . . . . . . 12
         11.3.  Waiver . . . . . . . . . . . . . . . . . . . 12
         11.4.  Amendment. . . . . . . . . . . . . . . . . . 13
         11.5.  Assignability. . . . . . . . . . . . . . . . 13
         11.6.  Applicable Law . . . . . . . . . . . . . . . 13
         11.7.  Section and Other Headings . . . . . . . . . 13
         11.8.  Severability . . . . . . . . . . . . . . . . 13
         11.9.  Counterparts . . . . . . . . . . . . . . . . 13



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
                  STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT, dated as of October 20, 1998, between HomeFed Corporation, a Delaware corporation having an office at 529 East South Temple, Salt Lake City, Utah 84012 (the "Company"), and Leucadia National Corporation, a New York corporation having an office at 315 Park Avenue South, New York, New York 10010 ("LUK").

                    W I T N E S S E T H:

              WHEREAS, the Company emerged from bankruptcy under the United States Bankruptcy Code, pursuant to a plan of reorganization (the "Plan") that became effective on July 3, 1995 (the "Effective Date"); and

              WHEREAS, the Plan prohibits the Company from issuing any additional shares of stock prior to the fourth anniversary of the Effective Date; and

              WHEREAS, approximately 41% of the issued and outstanding common stock, par value $.01 per share of the Company (the "Common Stock") is owned by a Trust for the benefit of the shareholders of record of LUK as of August 25, 1998 (the "LUK Shareholders Trust"); and

              WHEREAS, on August 14, 1998, LUK and the Company entered into a Stock Purchase Agreement (the "August Agreement") pursuant to which LUK or its assignee will purchase from the Company and the Company will sell to LUK (or its assignee), an additional 37,056,112 shares of Common Stock (the "August Shares") subject to certain conditions, after July 5, 1999; and

              WHEREAS, the August Agreement was assigned by LUK to the LUK Shareholders Trust; and

              WHEREAS, upon the terms and conditions hereinafter provided, the Company has agreed to issue and sell to LUK (or its assignee) shares of its Common Stock, and LUK has agreed to purchase such shares upon the terms and conditions hereinafter provided;

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

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
     I.  DEFINITIONS

         References to this "Agreement" shall mean this Stock Purchase Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

         The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits hereto, as the same may from time to time be amended or supplemented, and not to any particular section, subsection or clause contained in this Agreement.


     II. PURCHASE OF SECURITIES

         2.1. Purchase of Securities. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined herein) the Company shall issue, sell and deliver to LUK, and LUK shall purchase from the Company 9,501,714 shares of Common Stock (the "Securities").

         2.2.  Anti-dilution.  Subject to the provisions of
     Section 7.2(c) hereof, if the Company issues additional shares of Common Stock (other than the August Shares to be issued to the LUK Shareholders Trust) to any party other than LUK, the number of shares of Common Stock constituting the Securities shall be increased so that the Securities purchased on the Closing Date (including the August Shares and the Common Stock owned by the LUK Shareholders Trust) will give LUK, together with the LUK Shareholders Trust, an 89.6% interest in the Company on a fully diluted basis.


     III.     PURCHASE PRICE AND PAYMENT

         3.1. Amount of Purchase Price. The aggregate purchase price for the Securities (the "Purchase Price") shall be $1,710,300; provided, however, that if the number of shares constituting the Securities to be purchased under this Agreement results in the percentage share ownership in the Company of LUK, together with the LUK Shareholders Trust, being below 89.6% pursuant to Section 7.2(c), the Purchase Price shall be reduced proportionately based on a per share price of $.179 per share.

         3.2. Payment of Purchase Price. (a) On the date hereof, LUK shall advance the entire Purchase Price to the Company.

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
              (b) Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date the Company shall deliver to LUK the Securities issued in the name of LUK or such other person or persons as LUK shall direct.

              (c) Payment of the Purchase Price shall be made by wire transfer of immediately available funds into an account designated by the Company.


     IV. THE COMPANY'S REPRESENTATIONS AND WARRANTIES

         The Company makes the following representations and warranties to LUK, each and all of which shall survive the execution and delivery of this Agreement and the Closing (as defined herein) hereunder:

         4.1. Organization. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with corporate power and authority to own, lease and operate its properties and to conduct its business as currently being and as proposed to be conducted. The Company is qualified as a foreign corporation to transact business in California and in any other jurisdiction where it is required to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the condition, financial or otherwise, or the results of operations, business or business prospects of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect").

         4.2. Due Authorization. The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.
     This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement has been duly executed and delivered by LUK, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as rights to indemnity hereunder may be limited by federal or state securities laws and except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and similar laws relating to or affecting creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.3. Authorized and Outstanding Shares of Capital Stock. The authorized capital stock of the Company consists of one hundred million (100,000,000) shares of Common Stock, of which ten million (10,000,000) shares currently are issued and outstanding as of the date hereof. No subscription, warrant, option or other right to purchase or acquire any shares of any class of capital stock of Company
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
     or securities convertible into such capital stock (other than the August Shares) is authorized or outstanding, and other than this Agreement there is no commitment of Company to issue any such shares, warrants, options or other such rights or securities (other than the August Shares). After giving effect to the issuance of the August Shares and the Securities pursuant to this Agreement, an aggregate of 56,557,826 shares of Common Stock will be outstanding, of which the Securities, together with the August Shares and the other shares of Common Stock beneficially owned by the LUK Shareholders Trust, will represent approximately 89.6% of the outstanding shares of Common Stock, unless the number of shares constituting the Securities is reduced pursuant to
     Section 7.2(c) hereof.

         4.4.  Authorization and Issuance of Securities.   The
     issuance of the Securities has been duly authorized and, upon delivery to LUK of certificates therefor against payment in accordance with the terms hereof, the Securities will have been validly issued and fully paid and non-asses-sable, free and clear of all pledges, liens, encumbrances and preemptive rights.

         4.5. Subsidiary Organizations. Each subsidiary of the Company has been duly organized and is validly existing and in good standing under the laws of the State of California, has corporate power and authority to own, lease and operate its properties and to conduct its business as currently being and as proposed to be conducted and is not required to be qualified as a foreign entity to transact business in any jurisdiction. All of the issued and outstanding capital stock of each such subsidiary has been duly authorized and validly issued, is fully paid and nonassessable and is owned directly by the Company.

         4.6. No Other Rights. The issuance of the Securities is not subject to preemptive or other similar rights.

         4.7. No Conflicts. Neither the Company nor any of its subsidiaries is in violation of its charter or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which the Company or any of its

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     subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any of its subsidiaries is subject, the effect of which default in performance or observance would have a Material Adverse Effect. None of the execution and delivery of this Agreement will conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any of its subsidiaries is subject, nor will such action result in any violation of the provisions of the certificate of incorporation or by-laws of the Company or any applicable law, administrative regulation or administrative or court decree.

         4.8. No Consents. No authorization, approval or consent of, or filing with, any court or governmental authority or agency is necessary or required in connection with the sale of the Securities hereunder or under the certificate of incorporation of the Company or the execution, delivery or performance of this Agreement or the Restated Certificate of Incorporation.

         4.9. Litigation. There is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending or, to the best knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, which is reasonably likely to have a Material Adverse Effect. There is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending or, to the best knowledge of the Company, threatened, which would materially and adversely affect the consummation of the transactions contemplated by this Agreement.



     V.  LUK's REPRESENTATIONS AND WARRANTIES

         LUK makes the following representations and warranties to the Company, each and all of which shall survive the execution and delivery of this Agreement and the Closing hereunder:

         5.1. Organization. LUK has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of New York with corporate power and authority to own, lease and operate its properties and to conduct its business as currently being and as proposed to be conducted and to enter into and perform its obligations under this Agreement. LUK is qualified as a foreign corporation to transact business in each jurisdiction where it is required to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the business, financial condition or results of operation of LUK and its subsidiaries taken as a whole.

         5.2. Due Authorization. LUK has the requisite corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby. This

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
     Agreement and the transactions contemplated hereby have each been duly authorized, executed and delivered by LUK, and this Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against LUK in accordance with its terms, except as rights to indemnity hereunder may be limited by federal or state securities laws and except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and similar laws relating to or affecting creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.3. No Conflicts. LUK is not in violation of its certificate of incorporation or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which LUK is a party or by which it may be bound, or to which any of the property or assets of LUK or any of its subsidiaries is subject, the effect of which default in performance or observance would have a material adverse effect on the condition, financial or otherwise, or the results of operations, business or business prospects of LUK and its subsidiaries considered as one enterprise. The execution and delivery of this Agreement will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of LUK or any of its subsidiaries pursuant to any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which LUK or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of LUK or any of its subsidiaries is subject, nor will such action result in any violation of the provisions of the certificate of incorporation or by-laws of LUK or any applicable law, administrative regulation or administrative or court decree.

         5.4. LUK's Investment Intention. LUK represents and warrants that it is purchasing the Securities for its own account, for investment purposes and not with a view to the distribution thereof, except in compliance with the provisions of the Securities Act of 1933, as amended (the "Act"). LUK agrees that it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any of the Securities (or solicit any offers to buy, purchase, or otherwise acquire or take a pledge of any of the Securities), except in compliance with the Act and the rules and regulations thereunder.

         5.5. Access to Data. LUK has had an opportunity to discuss the Company's business, management, and financial affairs with its management and to review the Company's records and facilities, and LUK is relying for purposes of

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     this Agreement upon its own due diligence review of the
     Borrower, not on any representation or warranty of the Borrower other than as expressly set forth in this Agreement.


     VI. COVENANTS

         6.1. Tax Compliance. The Company shall pay all trans-fer, excise or similar taxes in connection with the issuance, sale, delivery or transfer by the Company to LUK of the Securities and shall save LUK and any other holder of the Securities harmless without limitation as to time against any and all liabilities with respect to such taxes. The Company shall not be responsible for any taxes in connection with the transfer of the Securities by the holder thereof. The obligations of Company under this Section 6.1 shall survive the payment, prepayment or redemption of the Securities and the termination of this Agreement.

         6.2. Registration Rights. At any time after the date hereof, upon the written request of LUK that the Company effect the registration under the Act (which shall be a shelf registration if requested by LUK) of all or part of the shares of Common Stock (including the Securities upon their issuance) owned or to be owned by LUK (including any affiliate of LUK or any trust for the benefit of LUK's shareholders) and specifying the intended method or methods of disposition thereof, the Company shall cooperate with LUK and effect the registration under the Act of such shares as soon as practicable after receipt of such request.


     VII.     CONDITIONS PRECEDENT

         7.1. Conditions Precedent to Obligations of LUK. The obligation of LUK to purchase the Securities and to consummate the transactions contemplated by this Agreement is subject to the following conditions:

         (a) LUK shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to LUK) executed by an officer of the Company certifying that (i) all representations and warranties of the Company to LUK contained herein are true and correct in all material respects as of the Closing Date, with the same force and effect as if made as of the Closing Date; (ii) the Company shall have performed and complied in all material respects with the covenants and provisions of this Agreement required to be performed or complied with by it, on or prior to the Closing Date; and (iii) after giving effect to the sale of Securities contemplated hereby, the Company will not

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
     be in default under or breach of any material contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party.

         (b) LUK's receipt of certificates representing the Securities registered in LUK's name or in the name of such persons as LUK shall direct.

         (c) LUK's receipt of a copy of the Company's certificate of incorporation, certified as of a recent date by the Secretary of State of the State of Delaware, and a copy of the by-laws, certified by the Secretary or Assistant
     Secretary of the Company as true and correct;

         (d) LUK's receipt of governmental certificates or telegrams evidencing that the Company is organized and in good standing in the State of Delaware;

         (e) LUK's receipt of a certificate stating that the Development Management Agreement, dated August 14, 1998 between the Company and Provence Hills Development Company LLC (the "Development Management Agreement"), is in full force and effect on the Closing Date and that neither party to such agreement has given notice of termination to the other party to such agreement.

         7.2.  Conditions Precedent to Obligations of the
     Company. The obligation of the Company to issue the Securities pursuant to this Agreement is subject to the following conditions:

         (a) The Company shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Company) executed by an officer of LUK certifying that (i) all representations and warranties of LUK to the Company contained herein are true and correct in all material respects as of the Closing Date, with the same force and effect as if made as of the Closing Date; and (ii) LUK shall have performed and complied in all material respects with the covenants and provisions of this Agreement required to be performed or complied with by it, on or prior to the Closing Date.

         (b) The Company shall have been furnished with an opinion of Weil, Gotshal & Manges LLP dated the Closing Date to the effect that the issuance of the Securities pursuant to this Agreement (taken together with the issuance of the August Shares) shall not result in the application of any limitations under Section 382 or Section 383 of the Internal Revenue Code of 1986, as amended (the "Code"), on the use of the Tax Benefits (as defined in the Company's Restated Certificate of Incorporation); provided, however, that if the Company fails to receive the foregoing opinion, the Company will be obligated to deliver such lesser number of

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
     shares under Article 2 hereof, which number shall constitute the Securities under this Agreement, (taken together with the issuance of the August Shares) as shall result in increases calculated under Sections 382(g)(1)(A) and (B) of the Code aggregating 49.8 percentage points during the applicable "testing period" as defined in Section 382 of the Code culminating on the Closing Date, and the Company shall be furnished with an opinion of Weil, Gotshal & Manges LLP to the effect that the issuance of the Securities (as so adjusted) pursuant to this Agreement shall not result in the application of any Section 382 limitation on the use of the Tax Benefits.

     VIII.    CLOSING

         8.1. Closing Date. (a) The closing of the sale and purchase of the Shares provided for in Article III hereof (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP, New York, New York at 10:00 a.m. (New York City time) (or at such time and at such place as the parties may designate) on the second business day following the date on which each of the conditions specified in
     Article VII hereof has been fulfilled (or waived by the party entitled to waive that condition), provided that in no event shall the Closing take place prior to July 5, 1999. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

         (b) In the event that LUK fails to close because the conditions set forth in Section 7.1 have not been satisfied, the Company shall repay to LUK an amount equal to the Purchase Price delivered to the Company on the date of this Agreement pursuant to Section 3.2 of this Agreement, plus interest on such Purchase Price, which shall accrue at the rate of 6% per annum from the date of deposit of the Purchase Price with the Company through the date such Purchase Price is repaid to LUK.

         (c) In the event that the Purchase Price is reduced pursuant to Section 3.1 hereof, the Company shall repay to LUK at the Closing an amount equal to the difference between the Purchase Price advanced to the Company on the date of this Agreement and the reduced Purchase Price. If this payment is not made at the Closing, the Company interest shall accrue on such amount at the rate of 6% per annum from the Closing Date through the date such payment is made to LUK.

         8.2. Liquidated Damages. If the Company fails to deliver the Securities at the Closing (other than as a result of the exercise of its rights under Section 7.2 hereof), then the Company shall be required to repay the Purchase Price to LUK and, at LUK's option, the Company shall either (i) repurchase the shares of Common Stock owned by LUK at 200% of the fair market value for such shares as of the Closing Date, but not less than a price per share of

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
     $1; or (ii) pay LUK $2,000,000. The Company and LUK agree that the payment obligation contained in the foregoing sentence is an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If the Company fails to pay such amount to LUK, then the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Chase Manhattan Bank from the Closing Date to the date of prepayment.

         8.3. Specific Performance. The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement, including the Company's obligation to sell the Securities to LUK, may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.


     IX. SECURITIES LAW MATTERS

         9.1. Legends. Unless the Securities are the subject of an effective registration statement, each certificate representing the Securities shall bear a legend substantially in the following form:

         "THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE
              SECURITIES ACT OF 1933, AS AMENDED ("THE ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFEC-TIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION THEREFROM."


     X.  INDEMNIFICATION AND EXPENSES

         10.1. Indemnification by the Company. The Company agrees to indemnify, defend and hold LUK and its respective officers, directors, employees, agents and controlling persons (collectively, the "LUK Indemnitees") harmless from and against any and all expenses, losses, claims, damages and liabilities which are incurred by or threatened against the LUK Indemnitees, or any of them, including, without limitation, reasonable attorneys' fees and expenses, caused by, or in any way resulting from or relating to the

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
     Company's breach of any of the representations, warranties, covenants or agreements of the Company set forth in this Agreement.

         10.2. Indemnification by LUK. LUK agrees to indemnify, defend and hold harmless the Company and its respective officers, directors, employees, agents, partners and controlling persons (collectively, the "Company Indemnitees") harmless from and against any and all expenses, losses, claims, damages and liabilities which are incurred by or threatened against the Company Indemnitees, or any of them, including, without limitation, reasonable attorneys' fees and expenses, caused by, or in any way resulting from or relating to LUK's breach of any of the representations, warranties, covenants or agreements of LUK set forth in this Agreement.


     XI. MISCELLANEOUS

         11.1. Notices. Whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any such communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or by regis-tered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback addressed as follows:

              If to Company at:

              HomeFed Corporation
              529 East South Temple
              Salt Lake City, Utah  84012
              Attn:  Corinne A. Maki
              Telecopy Number:  (801) 524-1761

              With a copy to:

              Pillsbury Madison & Sutro LLP
              101 West Broadway

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
              Suite 1800
              San Diego, California  92101-8219
              Attn:  K. Michael Garrett
              Telecopy Number:  (619) 236-1995

              If to LUK at:

              Leucadia National Corporation
              315 Park Avenue South
              New York, New York  10010
              Attn:  Joseph S. Steinberg, President
              Telecopy Number: (212) 598-3245

              with a copy to:

              Weil, Gotshal & Manges, LLP
              767 Fifth Avenue
              New York, New York  10153
              Attn:  Stephen E. Jacobs
              Telecopy Number:  (212) 310-8007

     or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, con-sent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowl-edged, telecopied and confirmed by telecopy answerback, or three (3) business days after the same shall have been deposited with the United States mail.

         11.2. Binding Effect; Benefits. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, transferees and permitted assigns. Except as expressly set forth herein, nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors, transferees or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

         11.3. Waiver. Either party hereto may by written notice to the other (a) extend the time for the performance of any of the obligations or other actions of the other party under this Agreement; (b) waive compliance with any of

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
     the conditions or covenants of the other party contained in this Agreement; and (c) waive or modify performance of any of the obligations of the other party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action, of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

         11.4. Amendment. This Agreement may be amended, modified or supplemented only by a written instrument executed by LUK and the Company.

         11.5. Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by Company. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by LUK without the prior written consent of the Company; provided, however, that without the consent of the Company LUK may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, LUK's rights to purchase the Securities and LUK's rights to seek indemnification hereunder) to any affiliate of LUK or to any trust for the benefit of LUK's shareholders, including the LUK Shareholders Trust. Upon any such permitted assignment, the references in this Agreement to LUK shall also apply to any such assignee unless the context otherwise requires; provided, however, that the conditions set forth in Section 7.2 shall continue to apply to LUK.

         11.6. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         11.7. Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         11.8. Severability. In the event that any one or more of the provisions contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforce-ability of any such provision or provisions in every other respect and the remaining provisions of this Agreement shall not be in any way impaired.

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
         11.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                  HOMEFED CORPORATION



                                  By:  /s/ Timothy M. Considine
                                     ----------------------------
                                     Name: Timothy M. Considine
                                     Title: Chairman of the Board


                                  LEUCADIA NATIONAL CORPORATION



                                  By:  /s/ Joseph A. Orlando
                                     ----------------------------
                                     Name: Joseph A. Orlando
                                     Title: Vice President and
                                             Chief Financial Officer







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